Calculation of Filing Fee Tables
S-8
Mallinckrodt plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, $0.01 par value per share	Other	5,771,538	$ 83.19	$ 480,134,246.22	0.0001531	$ 73,508.55
Total Offering Amounts:						$ 480,134,246.22		$ 73,508.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 73,508.55
Offering Note
[1]	Note 1.a Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional ordinary shares, $0.01 par value per share, of Mallinckrodt plc (the "Registrant") that become issuable under the Mallinckrodt Pharmaceuticals 2025 Stock and Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. Note 1.b Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. Because the Registrant's ordinary shares are not listed on an exchange or traded over-the-counter, the proposed maximum offering price per share and maximum aggregate offering price are based upon the book value of the Registrant's ordinary shares, which was calculated from its unaudited balance sheet as of June 27, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A